Exhibit 4.53

Justin Gover

20 July 2015

Dear Justin,

Transfer of contract

We refer to the service agreement between you and us dated 26 February 2013 (Contract).

As part of an internal reorganisation of the management our group of companies we wish to transfer all our rights, obligations and liabilities under the Contract to GW Pharmaceutical plc on the terms set out below.

With effect from 9am BST on 21st July 2015 (Effective Date) therefore:

1.	We transfer all our rights and obligations under the Contract to GW Pharmaceuticals plc.

2.	GW Pharmaceuticals plc will perform the Contract and be bound by its terms in every way as if it were the original party to it in place of us.

3.	You will perform the Contract and be bound by its terms in every way as if GW Pharmaceuticals plc were the original party to it in place of us.

4.	Each of us releases the other from all its future obligations under the Contract.

5.	Each of us (releasing party) releases and discharges the other from all claims and demands under or in connection with the Contract, whether arising before, on, or after the Effective Date.

6.	Each of you and GW Pharmaceuticals plc will have the right to enforce the Contract and pursue any claims and demands under it against the other with respect to matters arising before, on or after the Effective Date, as if GW Pharmaceuticals plc were the original party to the Contract instead of us.

7.	The Contract will in all other respects continue on its existing terms, except that, with effect from the Effective Date:

(i)   Clause 2.1 of the Contract is amended and restate as follows:

“2.1           Upon and subject to the terms of the Appointment, the Company will from the Effective Date employ the Executive as Chief Executive Officer and the Executive agrees to serve the Company in that capacity, or in such other capacity of similar status as may reasonably be required of him from time to time by the Board.”

(ii)  Clause 3.1 of the Contract is amended and restate as follows:

“3.1       The Executive will (unless prevented by ill health or injury) devote no more than 30 days per annum of his working time during the Appointment to the business of the Company and will not without the prior written consent of the Board (such consent not to be unreasonably withheld):

(a)          accept any other appointment, work for or be directly or indirectly engaged in or concerned with the conduct of any other business (other than the business of GW Pharmaceuticals Inc.); or

(b)          be directly or indirectly financially interested in any business which may be considered competitive to the business of the Company (and which therefore compromises his ability to perform his duties to the Company under this contract), other than through his holding or being interested in bona fide investments representing not more than three per cent of any class of shares or securities in any company listed or dealt in on any recognised stock exchange.”

(iii) Clause 5 of the Contract is amended and restated as follows:

“The Executive will perform all his activities for the Company at locations outside of the United States of America. The Executive is expected to attend all Board meetings in person, at the Company’s offices at 1 Cavendish Place London (or such other location as specified by the Board from time to time).”

(iv) Clause 6.1 of the Contract is amended and restate as follows:

“6.1       The Company will pay to the Executive a salary at the rate of £33,079 per annum, including any director's fees to which he may be entitled as a director of the Group. This salary will accrue from day to day and will normally be payable by equal instalments in arrears at the end of each month, and will be subject to such deductions as may be required by law or under the terms of the Appointment.”

and Clause 6.3 of the Contract is deleted in its entirety and replaced with the following:

“INTENTIONALLY OMITTED”

(v)  Clauses 7.1 to 7.6 of the Contract are deleted in their entirety and replaced with the following:

“INTENTIONALLY OMITTED”

(vi) Clauses 10.1 to 10.3 of the Contract are deleted in their entirety and replaced with the following:

“INTENTIONALLY OMITTED”

(vii) Clause 11.3 of the Contract is deleted in its entirety and replaced with the following:

“INTENTIONALLY OMITTED”

From the Effective Date, you should deal solely with GW Pharmaceuticals plc in respect of the Contract.

This letter and any dispute or claim arising out of or in connection with it (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

Please sign and return the enclosed copy of this letter to acknowledge your agreement to the transfer of the Contract.

Yours faithfully,

/s/ Adam George
for and on behalf of GW Research Ltd

We agree to the transfer of the Contract to GW Pharmaceuticals plc with effect from the Effective Date on the terms set out above and the amendment of the Contract as set out in paragraph x with effect from the Effective Date.

Signed	/s/ Adam George
for and on behalf of GW Pharmaceuticals plc

Date 17/7/2015

Signed	/s/ Justin Gover
Justin Gover

Date 17/7/2015